     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2002 POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3
                                 (NO. 333-40729)

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                           COMPAQ COMPUTER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------
                DELAWARE                             76-0011617
     (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

                               3000 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 ANN O. BASKINS
                                    SECRETARY
                           COMPAQ COMPUTER CORPORATION
                               3000 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 857-1501
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:
        CHARLES N. CHARNAS, ESQ.                    MARTIN W. KORMAN, ESQ.
         HEWLETT-PACKARD COMPANY               WILSON SONSINI GOODRICH & ROSATI
           3000 HANOVER STREET                     PROFESSIONAL CORPORATION
       PALO ALTO, CALIFORNIA 94304                    650 PAGE MILL ROAD
                                                 PALO ALTO, CALIFORNIA 94304

================================================================================

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                          RECENT EVENTS: DEREGISTRATION

         The Registration Statement on Form S-3 (Registration No. 33-40729) (the "Registration Statement") of Compaq Computer Corporation, a Delaware Corporation ("Compaq"), pertaining to the registration of 10,000,000 shares of Compaq Common Stock (since increased to 20,000,000 shares as a result of a 2-for-1 stock split effective as of January 21, 1998), par value $0.01 per share, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on November 21, 1997.

         Hewlett-Packard Company, a Delaware corporation ("HP"), Heloise Merger Corporation, a Delaware corporation and wholly-owned subsidiary of HP ("Merger Sub"), and Compaq entered into an Agreement and Plan of Reorganization dated as of September 4, 2001 (the "Merger Agreement"), pursuant to which, among other things, Merger Sub would be merged with and into Compaq, Compaq would become a wholly-owned subsidiary of HP, and all outstanding shares of Compaq Common Stock, $0.01 par value per share (and associated Preferred Stock Purchase Rights) would be converted into the right to receive 0.6325 of a share of HP Common Stock, $0.01 par value per share (including associated Preferred Share Purchase Rights) and cash in lieu of any fractional share (these actions are collectively referred to as the "Merger").

         On March 19, 2002, HP held a special meeting of shareowners at which HP shareowners approved the issuance of shares of HP Common Stock in connection with the Merger. On March 20, 2002, Compaq held a special meeting of shareowners at which Compaq shareowners approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on May 3, 2002 (the "Effective Time").

         As a result of the Merger, Compaq has terminated all offerings of Compaq Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Compaq in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Compaq Common Stock which remain unsold at the termination of the offering, Compaq hereby removes from registration all shares of Compaq Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on May 7, 2002.

                                             COMPAQ COMPUTER CORPORATION



                                          By: /s/ Charles N. Charnas
                                             --------------------------------
                                             Charles N. Charnas,
                                             Treasurer and Assistant Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on May 7, 2002 in the capacities indicated.


                      SIGNATURE                          TITLE
--------------------------------------------------------------------------------

              /s/ Robert P. Wayman
------------------------------------                      Director
                  Robert P. Wayman


              /s/ Ann O. Baskins
------------------------------------                      Director
                  Ann O. Baskins


              /s/ Charles N. Charnas
------------------------------------                      Director
                  Charles N. Charnas